EXHIBIT 99.1

CONSENT OF COWEN & CO., LLC

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Nanometrics Incorporated dated January 25, 2006, in the Joint Proxy Statement/Prospectus that forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Accent Optical Technologies, Inc. with and into a wholly-owned subsidiary of Nanometrics Incorporated, as Annex C to the Joint Proxy Statement/Prospectus, and to the references to such opinion and our name in such Joint Proxy Statement/Prospectus under the captions “Questions and Answers About the Merger,” “Summary—Opinion of Nanometrics Financial Advisor,” “Proposal One—The Merger—Background of the Merger,” “—Joint Reasons of Nanometrics and Accent Optical for the Merger,” “—Nanometrics Reasons for the Merger,” “—Opinion of Nanometrics Financial Advisor” and in the Agreement and Plan of Merger and Reorganization attached as Annex A to the Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Date: April 5, 2006

/s/ COWEN & CO., LLC
COWEN & CO., LLC